Kemper Corporation
200 East Randolph Street
Suite 3300
Chicago, IL 60601
kemper.com
Press Release

Kemper Completes Acquisition of American Access Casualty Company

CHICAGO, April 1, 2021 — Kemper Corporation (NYSE: KMPR) announced today that it has closed its previously announced acquisition of American Access Casualty Company and its related captive insurance agency, Newins Insurance Agency Holdings, LLC, and its subsidiaries (collectively “AAC”). AAC provides specialty private passenger auto insurance in Arizona, Illinois, Indiana, Nevada and Texas.

Pursuant to the terms of the acquisition agreement dated November 22, 2020, the total cash transaction is valued at approximately $370 million.

“The close of this transaction marks further expansion of Kemper’s specialty auto franchise,” said Duane Sanders, President of Kemper’s P&C Division. “AAC provides increased reach and incremental scale with additional distribution channels and an expansion of our geographic footprint. We are excited to welcome the AAC team to Kemper, and look forward to advancing our focus on providing affordable and easy-to-use products and solutions to underserved markets.”

About Kemper
The Kemper family of companies is one of the nation’s leading specialized insurers. With $14.3 billion in assets, Kemper is improving the world of insurance by providing affordable and easy-to-use personalized solutions to individuals, families and businesses through its Auto, Personal Insurance, Life and Health brands. Kemper serves over 6.2 million policies, is represented by more than 30,000 agents and brokers, and has 9,500 associates dedicated to meeting the ever-changing needs of its customers.

Learn more at kemper.com.

Caution Regarding Forward-Looking Statements
This press release may contain or incorporate by reference information that includes or is based on forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events and can be identified by the fact that they relate to future actions, performance or results rather than strictly to historical or current facts.

Any or all forward-looking statements may turn out to be wrong, and, accordingly, readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements involve a number of risks and uncertainties that are difficult to predict and are not guarantees of future performance. Among the general factors that could cause actual results and financial condition to differ materially from estimated results and financial condition are those factors listed in periodic reports filed by

Kemper with the Securities and Exchange Commission (“SEC”). The COVID-19 outbreak and subsequent global pandemic (“Pandemic”) is an extraordinary event that creates unique uncertainties and risks. Kemper cannot provide any assurances as to the impacts of the Pandemic and related economic conditions on the Company’s operating and financial results.

No assurances can be given that the results and financial condition contemplated in any forward-looking statements will be achieved or will be achieved in any particular timetable. Kemper assumes no obligation to publicly correct or update any forward-looking statements as a result of events or developments subsequent to the date of this press release, including any such statements related to the Pandemic. The reader is advised, however, to consult any further disclosures Kemper makes on related subjects in its filings with the SEC.

Contacts
Investors:     Christine Patrick, 312.661.4803, cpatrick@kemper.com
News Media:     Barbara Ciesemier, 312.661.4521, bciesemier@kemper.com